Exhibit 99.1

Good day everyone – we are glad you are able to join us – I am Ezra Green, the Chairman and CEO of Clear Skies.  With me on this call is Arthur Goldberg, our Chief Financial Officer.  Our President and Chief Operating Officer, Tom Oliveri, cannot join the call as he is traveling on business. Before we get to the substance of the call we wish to discuss so-called “forward looking statements” that we will make on this call.

Statements that are not statements of historical or current fact constitute “forward-looking statements.” Such statements can often be identified by use of words such as “believe,” “expect,” “estimate,” “intend,” “anticipate,” “plan,” to be uncertain and forward-looking. Forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause our actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) future financial results and financing requirements; (ii) our ability to control and manage our growth; (iii) the effectiveness, profitability, and marketability of our current and prospective products and services; (iv) our ability to protect proprietary information; (v), the impact of current, pending, or future legislation and regulation on our industry; and (vi) the impact of competitive products, services, pricing or technological changes. Additional risks and forward looking statements are set forth from time to time in our filings with the United States Securities and Exchange Commission, including our Annual Report on Form 10-KSB as amended filed July 22, 2008, which are available on the Commission’s website at www.sec.gov. All forward-looking statements included in this call are made as of the date of this call, and we assume no obligation to update any such forward-looking statements.

We are glad you are able to join us – after 11 months of operating as a public company we at CSS thought it important to have this conference call in order for our shareholders to fully understand our previous announcements, reflect back on the first conference call and to discuss our future plans.

First, I would like to address the renewal delay of the ITC which is one of the reasons for the weak solar market. As we expected but could not bank on, the ITC was renewed last month which unfortunately brought us into the heart of the financial market crisis. Given the delays in the ITC renewal and the subsequent crisis of the global financial markets we have been unable to fully meet the guidance we discussed during our last call. The projects remain secure, but financing as we all know has been put on hold which has affected several of our projects. Not all of our projects are reliant on outside financing as several have been completed or are currently under construction since our last call.

Domestically — in the case of our Mojave project, we have the full engineering and permit applications sitting ready for building dept. approval. We quite literally have a shovel in the ground ready to proceed as the financing had been deemed imminent until the crisis. If the financing becomes available we are still planning on starting this particular project in 4th qtr 08 but with completion slated for 1st qtr 09. We have completed the first phase of our agricultural project in California and have underway our Meadowlands New Jersey project slated for completion next month.

We have been moving quite aggressively in the domestic arena for 2009 with $22 million in prospects of which $10 million are in LOA, LOI & signed contracts.

Start & completion and an additional $17 million in LOA’s LOI’s & signed contracts in Greece and India. We can discuss in further depth the statement I just made.

CSS has moved very aggressively into the international arena with the results being the $17 million as just mentioned. That is an increase of $16 million from our last conference call. We moved forward with our int’l expansion plans in order to maintain our growth and increase shareholder value which until recently was due to the lack of domestic gvt support.

The aggregate contract price for our Indian projects is over $28 million and we expect groundbreaking in the first quarter of 2009 for the first 2 megawatt project ($8 million), which is past the financial modeling stage with final utility negotiation on-going. Although we expect a positive outcome, we are dealing with foreign municipalities which have their own timelines.

Moving on....

The additional value CSS holds which has just recently been announced is the launch of Carbon 612 Corporation which houses our patented technology known as XTRAX®. XTRAX® is ready for commercial beta testing while awaiting final UL approval which we expect to be received in the first quarter of 2009.

XTRAX® is a monitoring device that measures the production of energy from a solar energy system and other renewable energy systems such as wind and geothermal. It transmits the data automatically to our servers where it is interpreted and compiled into tradable form in the carbon credit and renewable energy credit markets. The value to our shareholders is the recurring revenue derived from charging a monthly fee to monitor the systems along with compiling or aggregating the data for the traders.

We plan to promote XTRAX® as a carbon credit and reporting technology platform nationally as well as internationally. With remote data transmission capabilities, there is no place in the world that XTRAX® cannot operate autonomously. We estimate the world market for XTRAX® at over $500 million in all renewable areas transmitting data via cellular, satellite and microwave systems.

Domestically

In the second quarter we completed our first project as a public entity in California at a 23% gross profit margin as expected. We plan on closing on project financing of previously announced projects as soon as the markets let up and plan on completing the projects accordingly.

Our domestic project potential, which means proposals with strong commitments, totals approximately $150 million which, although we do not expect to close on all of them, this total is indicative of the ability of the company to build organically and build very quickly. We do not believe in a roll-up theory especially since we have internally most of the talent necessary to complete our solar projects in their entirety. From sales to engineering to installation and electrical licenses, we are fully self-supporting with little need to outsource any part of a project.

We look forward to putting the market crisis behind us and continue with our plans for domestic and international growth.

I will now turn the call over to Art Goldberg, our CFO, to review the numbers.  Art . . .

Thanks Ezra and hello everyone.  Rather than read from our second quarter 10-Q, which I assume you have all reviewed, allow me to highlight certain areas.  I will be pleased to respond to questions in the Q & A session at the end of our prepared comments.

Our balance sheet shows cash and liquid assets of over $1.1 million, comprised of cash, receivables and costs and estimated earnings in excess of billings, and we are debt free.

We have realized that from an operating point of view we need to carry solar panels in inventory so that we can start jobs of under one meg more quickly than if we ordered panels for each job as contracts are signed.  Therefore we anticipate raising additional capital to meet that need.  For larger projects we assist the potential customer to arrange financing on a project by project basis.

Turning to our income statement we reported third quarter revenue of $1 million, down by $92,000 from the second quarter.  Our performance in the third quarter was handicapped by the failure of the government to renew the ITC early in the year.  In our opinion, comparisons to 2007 have little value as the Company had not yet raised sufficient capital to begin full operations and was still completing small residential projects, something it no longer generally does.

I will now turn the call back to Ezra.

Ezra – We can now respond to questions from anyone on the call.  The operator will tell you how to indicate you have a question.

Q & A

During the Q & A, Mr. Green indicated that, subject to various risks and uncertainties, Clear Skies’s internal projections indicate that, under favorable circumstances, Clear Skies could achieve approximately $39 million in revenue and $1.6 million in income from operations in fiscal 2009.

At the end – Ezra – thank you all for being on this call and we look forward to a great future for Clear Skies.